CorEnergy provides acquisition outlook following Pinedale LGS Sale
PLR provides expanded acquisition opportunities

KANSAS CITY, Mo. - July 7, 2020 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced it closed the sale of the Pinedale Liquids Gathering System (“Pinedale LGS”) back to Ultra Petroleum (UPL).

Dave Schulte, Chief Executive Officer, said, “With completion of the Pinedale LGS transaction, CorEnergy is now fully focused on maximizing the value of our existing portfolio while identifying and selectively adding new assets.

“Evaluating our current portfolio, we believe our Grand Isle Gathering System (GIGS) asset retains significant value amid rising oil prices. We remain willing to work with our tenant to resume production activity. In the interim, our lease is intact, and we are taking appropriate steps to enforce its terms.

“Our MoGas and Omega assets continue to perform well, including historically high daily MoGas deliveries earlier this year. As a result, we have executed new agreements with key MoGas shippers to expand our system and grow our business that will drive increased revenue beginning in the fourth quarter of this year.”

The company has approximately $110 million in cash available for potential acquisitions and construction projects, with an emphasis on generating stable cash flow from contracted or regulated assets. Multiple parties have expressed interest in providing financing support for larger transaction prospects that may arise.

Schulte said, “We are actively evaluating opportunities to deploy our cash into new dividend-generating assets. CorEnergy’s Private Letter Ruling (PLR) enables us to invest in a broader set of revenue contracts within our REIT structure, including the opportunity to not only own but also operate infrastructure assets. This could include, for example, use fees for storage and pipeline capacity representing REIT-qualifying rents from real property as part of our strategy to build a new base of dividend stability.”

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets under triple-net participating leases and from long term customer contracts. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.